UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 18, 2008

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	–	Entry into a Material Definitive Agreement

Exercise of Accordion Feature Available Under Senior Secured Revolving Credit Facility. On February 20, 2008, the Company increased the $100.0 million borrowing base of its existing senior secured revolving credit facility to $250.0 million, the maximum amount under its “accordion” feature. As required by the September 2006 credit agreement, the Company provided additional vessels as collateral, bringing the approximate aggregate appraised fair market value of all collateral to in excess of $500.0 million or 200% of the new level of permitted borrowings. The Company now has a total of four ocean-going tugs and 24 new generation OSVs pledged as collateral under this agreement.

Item 5.02	–	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bonus and Non-equity Incentive Payments Related to 2007; 2008 Base Salary Increases and Restricted Stock Unit Awards. On February 18, 2008, in connection with its year-end review, the Compensation Committee, or the Committee, of the Board of Directors of Hornbeck Offshore Services, Inc., or the Company, awarded, pursuant to the Company’s contracts and arrangements with its named executive officers (as defined in Regulation S-K item 402(a)(3) non-equity incentive compensation and bonuses in respect of their 2007 performance. In addition, the Company increased the annual salaries to be paid to such officers in 2008. The salary increases for the Company’s three most senior executives will be effected under their employment contracts with the Company. In addition, the Committee granted restricted stock unit awards under the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the Plan, to its named executive officers. These salaries, bonuses and time and performance-based restricted stock unit awards are summarized in the following table:

Executive Officer		2007 Bonuses and Non-equity Incentive Compensation (1)	Restricted Stock Unit Awards – Time-Vest Shares (2)	Restricted Stock Unit Awards – Time-Vest Shares (3)	Restricted Stock Unit Awards – Performance- Vest Shares (4)	2008 Salaries
Todd M. Hornbeck	Chairman, President and Chief Executive Officer	$1,000,000	7,289	31,432	62,864	$575,000
Carl G. Annessa	Executive Vice President and Chief Operating Officer	$502,500	3,644	13,818	27,636	$350,000
James O. Harp, Jr.	Executive Vice President and Chief Financial Officer	$450,000	3,644	13,818	27,636	$350,000
Samuel A. Giberga	Senior Vice President and General Counsel	$218,750	1,215	6,681	13,362	$275,000
John S. Cook	Vice President and Chief Information Officer	$196,875	1,215	6,074	12,148	$250,000

(1)	These figures represent non-equity incentive compensation and, to a limited extent, discretionary bonuses.
(2)	These time-vest restricted stock unit awards will vest in full on February 18, 2009.
(3)	These time-vest restricted stock unit awards will vest in full on February 18, 2011.
(4)	These performance-vest restricted stock unit awards will vest on February 18, 2011 based upon the Company achieving specified stock price performance objectives relative to a peer group over a three year period. The amount of shares shown represents the maximum number that may be awarded, with the target award being one-half of the amount shown.

Other Compensation Information. A more complete description as well as discussion and analysis of the Plan and the Company’s contracts and other compensatory arrangements with named executive officers and our non-employee directors can be found in the Definitive Proxy Statement filed by the Company with the SEC in connection with its 2007 Annual Meeting of Stockholders.

Item 8.01 – Other Events

Restricted Stock Unit Awards to Non-Employee Directors Related to 2007. The Committee also approved restricted stock unit awards covering 3,000 shares of Hornbeck Offshore common stock to each of the following non-employee directors: Ms. Patricia B. Melcher and Messrs. Larry D. Hornbeck, Bruce W. Hunt, Steven W. Krablin, Bernie W. Stewart and David A. Trice. These units were granted to the non-employee directors effective February 18, 2008 and will vest in full on February 18, 2009. The 3,000 shares issuable upon satisfaction of the time-vesting requirement were equal to the number of shares granted in 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: February 22, 2008	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer